Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699
Final For Immediate Release
Investor Contacts: Integrated Corporate Relations Allison Malkin/Jane Thorn Leeson (203) 682-8225/(203) 682-8276

BAKERS FOOTWEAR REPORTS FIRST QUARTER FISCAL YEAR 2007 SALES

ST. LOUIS, MO., May 10, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 258 stores, today reported first quarter fiscal 2007 net sales.

For the thirteen weeks ended May 5, 2007 (the Company’s first fiscal quarter) net sales decreased 1.1% to $49.3 million, as compared to $49.8 million in the thirteen weeks ended April 29, 2006. Comparable store sales in the first quarter of fiscal year 2007 decreased 9.3%, as compared to a decline of 0.8% in the comparable period last year.

During the first quarter of fiscal 2007, Bakers Footwear opened 6 new stores in our new Bakers format and remodeled 3 Bakers locations.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said: “Our sales results were disappointing, as our focused assortments and enhanced marketing were not enough to offset a difficult retail environment and our toughest comparison of the year. We did however, achieve our inventory goals. As we look ahead, we believe our assortments reflect key trends, yet we remain cautious, awaiting sustained improvements in our business. As such, we will continue to plan conservatively while maintaining our cost disciplines.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.